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                                                                    Exhibit 99.1

                                  [ATARI LOGO]

                                                           FOR IMMEDIATE RELEASE

ATARI, INC.
417 Fifth Avenue
New York, NY 10016
www.atari.com


               Contact:   Nancy Bushkin (Media)        Ryan Barr (Analysts)
                          Atari, Inc.                  Atari, Inc.
                          212/726-4222                 212/726-6996
                          nancy.bushkin@atari.com      ryan.barr@atari.com


                          ATARI APPOINTS JAMES CAPARRO
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                  -- ENTERTAINMENT INDUSTRY VETERAN TO OVERSEE
                      INTERACTIVE ENTERTAINMENT COMPANY --

New York, New York, November 29, 2004 - Atari, Inc. (Nasdaq: ATAR), a leader in interactive entertainment, has appointed entertainment industry veteran James Caparro President and Chief Executive Officer, effective immediately, it was announced today by Bruno Bonnell, Chairman and Chief Creative Officer of the Company. Mr. Caparro, who has been a Member of Atari's Board of Directors since February 2002, assumes the responsibilities of the Chief Executive Officer previously held by Mr. Bonnell.

Mr. Caparro assumes overall executive management of Atari's global operations, and he will work closely with Mr. Bonnell to chart the Company's strategic course.

As Chief Creative Officer, Mr. Bonnell, who is widely regarded as a pioneer of the interactive entertainment industry, will oversee Atari's creative direction and planning for the next stages of technological advancement in gaming.

A seasoned and accomplished executive, Mr. Caparro brings to Atari nearly 30 years of professional experience within the entertainment industry, including more than a decade as CEO at the helm of three prestigious global organizations:
Warner Music Group's WEA; Universal Music's Island Def Jam Music Group; and PolyGram's PolyGram Group Distribution. Under the tenure of his leadership, each of those companies recorded significant growth and improved profitability.

"Jim's track record is impeccable and we are thrilled to have an executive of his caliber and reputation leading Atari," said Mr. Bonnell. "Jim has spent his career in mass market entertainment companies, and over the last two years, as a member of our Board, he has clearly demonstrated a shared passion and vision for what Atari can be. His managerial prowess and first-hand operational expertise make him the ideal person to lead Atari's next chapter of growth."

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Mr. Bonnell continued, "With Jim taking over as CEO, we strengthen Atari's present and future. As he runs our operations on a day-to-day basis, I will be able to focus my time and energies on our long-term creative opportunities in terms of both content and delivery. The next several years will bring extraordinary changes to our industry and this move insures that Atari will be a significant force both today and tomorrow."

"I couldn't be more thrilled to be joining the Company at this time," said Mr. Caparro. "Atari's reputation as an innovative, vibrant and exciting brand is more than our history, it's our future. The challenges we face are opportunities, which if fully exploited, will catapult Atari to the next level, driving demand for our products, increasing market share, and creating greater shareholder value."

Mr. Caparro continued, "I've had the pleasure of working with Bruno for more than two years as an Atari Board Member, and I not only share his vision for what this Company can become, but I also share his determination to see that vision realized. We have an evolutionary revolution ahead of us...small but dramatic steps that lead to dynamic and lasting change."

From September 2002 through 2003, Mr. Caparro was Chairman and Chief Executive Officer of WEA, the company responsible for the sales, marketing, packaging, manufacturing, and distribution of music, video and other intellectual property controlled by Warner Music Group (WMG). In this capacity, he oversaw six operating companies, spanning marketing, distribution and manufacturing, among other business lines.

Previously, Mr. Caparro spent four years at Universal Music Group as Chairman and Chief Executive Officer of The Island Def Jam Music Group, a company he founded through the integration of 14 record labels, including Mercury Records, Island Records and Def Jam Recordings.

From 1988 through 1998, Mr. Caparro held several senior management positions within PolyGram, Inc., including six years as President and Chief Executive Officer of PolyGram Group Distribution and its divisions: Distribution, Video, Merchandising, PolyMedia, New Media, and Business Development.

Mr. Caparro began his career in 1973 at Sony Music where, over the course of 16 years, he held various positions in Sales and Marketing at Epic Records and CBS Records, and in Human Resources and Administration at CBS, Inc.

Mr. Caparro holds a B.A. degree from William Paterson College. He is a Member of the Board of Directors of Prana Foundation, the T.J. Martell Foundation, and the National Association of Recording Merchandisers (NARM). In 2001, he was named "Chief Executive Officer of the Year" by S.I.N. Magazine, and he received NARM's "Distributor of the Year" Award for five consecutive years (1993-1997).


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New York-based Atari, Inc. (Nasdaq: ATAR) develops interactive games for all platforms and is one of the largest third-party publishers of interactive entertainment software in the U.S. The Company's 1,000+ titles include hard-core, genre-defining games such as DRIV3R(TM), Enter the Matrix(TM), Neverwinter Nights(TM), Stuntman(TM), Test Drive(R), Unreal(R) Tournament 2004, and Unreal(R) Championship; and mass-market and children's games such as Backyard Sports(TM), Nickelodeon's Blue's Clues(TM) and Dora the Explorer(TM), Dragon Ball Z(R) and RollerCoaster Tycoon(R). Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext - ISIN:
FR-0000052573), the largest interactive games publisher in Europe. For more information, visit www.atari.com.

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